Exhibit 99.1

Cognex Reports Record Quarterly Revenue

NATICK, Mass.--(BUSINESS WIRE)--July 29, 2013--Cognex Corporation (NASDAQ: CGNX) today announced its results for the second quarter of 2013. Selected financial data for the quarter and six months ended June 30, 2013 is compared to the first quarter of 2013, the second quarter of 2012 and the first six months of 2012 in Table 1 below. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1

	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q2-13	$86,510,000	$16,820,000	$0.38
Prior year’s quarter: Q2-12	$84,326,000	$19,767,000	$0.45
Change from Q2-12 to Q2-13	3%	(15%)	(16%)
Prior quarter: Q1-13	$80,892,000	$15,583,000	$0.35
Change from Q1-13 to Q2-13	7%	8%	7%
Year-to-Date Comparisons
Six months ended June 30, 2013	$167,402,000	$32,403,000	$0.73
Six months ended July 1, 2012	$162,035,000	$34,049,000	$0.78
Change from first six months of 2012 to first six months of 2013	3%	(5%)	(6%)

“I am happy that we set a new revenue record in the second quarter of 2013. We were also highly profitable, delivering an operating margin of 23% and a net margin of 19% even with increased investments in new product development and sales force expansion,” said Dr. Robert J. Shillman, Chairman of Cognex.

“We performed well in the second quarter,” said Robert J. Willett, Chief Executive Officer of Cognex. “Revenue grew year-on-year due to strong execution in ID products and in China, two areas of strategic focus. More importantly, the rate of growth appears to be accelerating, which we believe is as an indication that our investments in new products and our sales channel are paying off. Profitability was lower year-on-year because of these investments but we expect to see margins expand in the second half of 2013.”

Mr. Willett continued, “Revenue for Q3 2013 is expected to increase between 2% and 5% on a sequential basis despite the seasonal slowdown typically experienced in the factory automation market during the summer months. This growth is expected as a result of large orders received late in Q2 that are scheduled for Q3 delivery, including significant orders for our ID products to be used in the distribution facilities of a major retailer.”

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2013

  Revenue increased 3% from Q2 2012 and 7% from Q1 2013. On a year-on-year basis, growth came from the factory automation market, where revenue increased 9% to set a new quarterly record of $67 million. Partially offsetting this growth was lower revenue from the semiconductor and electronics capital equipment and surface vision markets. On a sequential basis, revenue grew in all three market segments, with the largest increase in absolute dollars coming from factory automation.
  Gross margin was 76% for each quarter presented.
  Research, Development & Engineering (RD&E) spending increased 15% from Q2 2012 and 5% from Q1 2013. The increase year-on-year was due to the company’s investment in engineering personnel hired to accelerate the introduction of new products. The sequential increase was due to a higher bonus accrual.
  Selling, General & Administrative (SG&A) spending increased 11% from Q2 2012 and 4% from Q1 2013. The increase, both year-on-year and sequentially, was due to Cognex’s sales force expansion. Also contributing to the year-on-year increase was higher stock option expense and a higher bonus accrual. The sequential increase is also due to a higher bonus accrual and the timing of marketing initiatives. Partially offsetting these increases was the impact of currency exchange rates on the company’s international operations.
  Investment and other income was $517,000 in Q2 2013, $1,702,000 in Q2 2012, and $509,000 in Q1 2013. The decrease year-on-year is primarily due to a one-time investment gain of $1,000,000 recognized on the sale of euro-denominated investments in Q2 2012.
  The tax rate was 19% in Q2 2013 compared to 21% in Q2 2012 and 16% in Q1 2013. Excluding discrete tax items, the tax rate was 19%, 21% and 19%, respectively (tax adjustments are summarized in Exhibit 2). The tax rate excluding tax adjustments decreased year-on-year due to a higher percentage of income being earned in lower-tax jurisdictions.

Balance Sheet Highlights – June 30, 2013

  Cognex’s financial position as of June 30, 2013, was very strong, with no debt and $426,000,000 in cash and investments. During Q2 2013, Cognex spent approximately $12,000,000 to repurchase 268,000 shares of its common stock on the open market at an average price of $44.37 per share.

Financial Outlook

  Cognex expects revenue for Q3 2013 to be between $88 million and $91 million. Gross margin is expected to continue in the mid-70% range. Operating expenses are expected to increase by less than 2% on a sequential basis. The effective tax rate is expected to be 19%.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology used by management in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), (2) the impact of currency exchange rate fluctuations from non-GAAP revenue (because period-to-period comparisons are better understood by assuming constant exchange rates), and (3) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. eastern time. The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Thursday, August 1, 2013. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1613829.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 850,000 vision-based products, representing over $3 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, timing of order shipments, customer order rates, expected areas of growth, research and development and sales activities, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance on revenue from the automotive industry; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates; (7) the loss of a large customer; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect Cognex proprietary technology and intellectual property; (15) involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; (20) information security breaches or business systems disruptions; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2012. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	Jun. 30,	Mar. 31,	Jul. 1,	Jun. 30,	Jul. 1,
	2013	2013	2012	2013	2012

Revenue	$86,510	$80,892	$84,326	$167,402	$162,035

Cost of revenue (1)	21,150	19,423	20,549	40,573	39,607

Gross margin	65,360	61,469	63,777	126,829	122,428
Percentage of revenue	76%	76%	76%	76%	76%

Research, development, and engineering expenses (1)	11,887	11,321	10,300	23,208	20,661
Percentage of revenue	14%	14%	12%	14%	13%

Selling, general, and administrative expenses (1)	33,300	32,167	30,127	65,467	60,676
Percentage of revenue	38%	40%	36%	39%	37%

Operating income	20,173	17,981	23,350	38,154	41,091
Percentage of revenue	23%	22%	28%	23%	25%

Foreign currency gain (loss)	76	63	(30)	139	(668)

Investment and other income	517	509	1,702	1,026	2,677

Income before income tax expense	20,766	18,553	25,022	39,319	43,100

Income tax expense	3,946	2,970	5,255	6,916	9,051

Net income	$16,820	$15,583	$19,767	$32,403	$34,049
Percentage of revenue	19%	19%	23%	19%	21%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.39	$0.36	$0.46	$0.75	$0.80
Diluted	$0.38	$0.35	$0.45	$0.73	$0.78

Weighted-average common and common-equivalent shares outstanding:
Basic	43,522	43,261	42,851	43,392	42,710
Diluted	44,357	44,130	43,601	44,251	43,599

Cash dividends per common share	$-	$-	$0.11	$-	$0.21

Cash and investments per common share	$9.80	$9.52	$9.11	$9.80	$9.11

Book value per common share	$14.14	$13.80	$13.80	$14.14	$13.80

(1) Amounts include stock option expense, as follows:
Cost of revenue	$224	$290	$175	$514	$483
Research, development, and engineering	650	813	483	1,463	1,350
Selling, general, and administrative	1,907	2,195	1,331	4,102	3,470
Total stock option expense	$2,781	$3,298	$1,989	$6,079	$5,303

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	Jun. 30,	Mar. 31,	Jul. 1,	Jun. 30,	Jul. 1,
	2013	2013	2012	2013	2012
Adjustment for stock option expense

Operating income (GAAP)	$20,173	$17,981	$23,350	$38,154	$41,091
Stock option expense	2,781	3,298	1,989	6,079	5,303
Operating income (Non-GAAP)	$22,954	$21,279	$25,339	$44,233	$46,394
Percentage of revenue (Non-GAAP)	27%	26%	30%	26%	29%

Net income (GAAP)	$16,820	$15,583	$19,767	$32,403	$34,049
Stock option expense	2,781	3,298	1,989	6,079	5,303
Tax effect on stock options	(910)	(1,094)	(646)	(2,004)	(1,733)
Net income (Non-GAAP)	$18,691	$17,787	$21,110	$36,478	$37,619
Percentage of revenue (Non-GAAP)	22%	22%	25%	22%	23%

Net income per diluted share (GAAP)	$0.38	$0.35	$0.45	$0.73	$0.78
Stock option expense per diluted share	0.06	0.07	0.04	$0.13	0.12
Tax effect on stock options	(0.02)	(0.02)	(0.01)	$(0.04)	(0.04)
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.42	$0.40	$0.48	$0.82	$0.86

Exclusion of tax adjustments

Income before income tax expense (GAAP)	$20,766	$18,553	$25,022	$39,319	$43,100

Income tax expense (GAAP)	$3,946	$2,970	$5,255	$6,916	$9,051
Effective tax rate (GAAP)	19%	16%	21%	18%	21%

Tax adjustments:
Discrete tax events	-	(555)	-	(555)	-
	-	(555)	-	(555)	-

Income tax expense excluding tax adjustments (Non-GAAP)	$3,946	$3,525	$5,255	$7,471	$9,051
Effective tax rate (Non-GAAP)	19%	19%	21%	19%	21%

Currency impact on certain revenue
	Growth	Impact of	Growth
	over Q1 2013	Currency	over Q1 2013
	(GAAP)	in Q2 2013	(Non-GAAP)
Total Revenue	7%	-2%	9%

Factory automation revenue	6%	-2%	8%

Factory automation revenue from Europe	-1%	-3%	2%

Factory automation revenue from Japan	-5%	-10%	5%

	Growth	Impact of	Growth
	over Q2 2012	Currency	over Q2 2012
	(GAAP)	in Q2 2013	(Non-GAAP)
Total Revenue	3%	-3%	6%

Factory automation revenue	9%	-2%	11%

Factory automation revenue from Europe	0%	-1%	1%

Factory automation revenue from Japan	-18%	-19%	1%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	June 30,	December 31,
	2013	2012

Assets

Cash and investments	$426,271	$388,520

Accounts receivable	45,215	42,387

Inventories	26,653	26,182

Property, plant, and equipment	35,343	34,820

Goodwill and intangible assets	94,538	96,459

Other assets	42,356	39,237

Total assets	$670,376	$627,605

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$35,436	$36,405

Income taxes	6,463	6,225

Deferred revenue and customer deposits	13,479	12,690

Shareholders' equity	614,998	572,285

Total liabilities and shareholders' equity	$670,376	$627,605

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Six-months Ended
	Jun. 30,	Mar. 31,	Jul. 1,	Jun. 30,	Jul. 1,
	2013	2013	2012	2013	2012

Revenue	$86,510	$80,892	$84,326	$167,402	$162,035

Revenue by division:
Modular Vision Systems Division	86%	87%	85%	86%	85%
Surface Inspection Systems Division	14%	13%	15%	14%	15%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	35%	34%	32%	35%	34%
Europe	31%	32%	31%	31%	32%
Asia	21%	22%	21%	22%	20%
Japan	13%	12%	16%	12%	14%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	78%	78%	73%	78%	75%
Web and surface inspection	14%	13%	15%	14%	15%
Semiconductor and electronics capital equipment	8%	9%	12%	8%	10%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com